Exhibit 4.12

AMENDMENT NO. 1 TO LOAN AGREEMENT DATED NOVEMEBER 14, 2006

This Amendment No. 1 is dated as of April 14, 2010 (the "Amendment") and amends that certain loan agreement dated as of November 14, 2006 (the "Loan Agreement"), entered into by and among (1) Xingang Shipping Ltd., as borrower (the "Borrower"), (2) Diana Trading Ltd., as a corporate guarantor (the "First Corporate Guarantor"), (3) Euroseas Ltd., as corporate guarantor (the "Second Corporate Guarantor"), and (4) HSBC Bank plc, as lender.  All terms not defined herein shall have the meanings given thereto in the Loan Agreement.

WHEREAS, the parties to the Loan Agreement have agreed to enter into this Amendment to amend certain provisions set forth in the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

Section 1. Amendment of Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)	Section 1: The following definitions shall be incorporated in their respective alphabetical order:

"First Corporate Guarantor" means Diana Trading Ltd.

"Second Corporate Guarantor" means Euroseas Ltd.

(b)           Section 8.02(iv) shall be amended to add the following at the end thereof:

"or entering into contracts or agreements that are related to the shipping business";

(c)	Section 8.02(v) shall be amended to add "(other than the Second Corporate Guarantor") following the word, "Obligors";

(e)	Section 8.02(vii) shall be amended to add "other than with respect to the Second Corporate Guarantor," at the beginning thereof;

(f)	Section 8.03 shall be deleted and replaced in its entirety with the following:

"The Obligors undertake that:

(i)
none of the documents defining their respective constitutions shall be altered in any manner whatsoever, provided that the Second Corporate Guarantor shall be permitted to (A) amend its Articles of Incorporation to increase the number of authorized shares permitted thereunder and (B) amend its bylaws to provide for the increase in the size of the board of directors of the Second Corporate Guarantor by up to four (4) additional directors and to provide provisions for the appointment and removal of such directors if, in the future, certain investors in the Second Corporate Guarantor own certain ownership percentages in the Second Corporate Guarantor; and

(ii)	the Second Corporate Guarantor shall remain the sole owner of the Borrower and the First Corporate Guarantor"; and

(g)	Section 8.10 shall be deleted and replaced in its entirety with the following:

"The Obligors undertake to ensure and procure that Aristides J. Pittas remains the Chief Executive Officer or the Chairman of the Second Corporate Guarantor."

Section 2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of England.

Section 3. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

XINGANG SHIPPING LTD.

By:	/s/Nicholas Pittas
Name:	Nicholas Pittas
Title:	Attorney-in-Fact

DIANA TRADING LTD.

By:	/s/Nicholas Pittas
Name:	Nicholas Pittas
Title:	Attorney-in-Fact

EUROSEAS LTD.

By:	/s/Aristides J. Pittas
Name:	Aristides J. Pittas
Title:	Chief Executive Officer

HSBC BANK PLC

By:	/s/Nicholas Karellis
Name:	Nicholas Karellis
Title:	Head of Shipping